AIA® Document A103™ – 2007

Standard Form of Agreement Between Owner and Contractor where the basis of payment is the Cost of the Work plus a fee without a Guaranteed Maximum Price

AGREEMENT made as of the 4th day of March in the year 2011
(In words, indicate day, month and year.)

BETWEEN the Owner:
(Name, legal status, address and other information)

Annabelle Homes LLC
2700 12th Ave So. Suite A
Fargo, ND 58103

and the Contractor:
(Name, legal status, address and other information)

Bundled Builder Solutions, Inc.
8776 E. Shea Blvd. Suite B3A-615
Scottsdale AZ. 85260

for the following Project:
(Name, location and detailed description)

Annabelle Homes Stanley North Dakota
Stanley North Dakota

*(Paragraphs deleted)*Land development and construction of 28 SFD, 26 Townhomes, Convenience Store, Office Building, Dairy Queen as of 4-1-11

The Owner and Contractor agree as follows.

ADDITIONS AND DELETIONS:
The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An *Additions and Deletions Report* that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

This document is not intended for use in competitive bidding.

AIA Document A201™–2007, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

TABLE OF ARTICLES

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to the execution of this Agreement, other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. If anything in the other Contract Documents, other than a Modification, is inconsistent with this Agreement, this Agreement shall govern.

ARTICLE 2 THE WORK OF THIS CONTRACT

The Contractor shall execute the Work described in the Contract Documents, except as specifically indicated in the Contract Documents to be the responsibility of others.

ARTICLE 3 RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to exercise the Contractor's skill and judgment in furthering the interests of the Owner; to furnish efficient

business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner's interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

§ 4.1 The date of commencement of the Work shall be the date of this Agreement, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.
(Paragraphs deleted)

§ 4.2 The Contract Time shall be measured from the date of commencement.

§ 4.3 The Contractor shall achieve Substantial Completion of the entire Work(Stanley Project) not later than ( ) days from the date of commencement or as follows:

Portion of Work(Stanley Project)	Substantial Completion date
26 Townhomes	TBD
Land Development Phase Residential	12-31-2011
28 Homes	12-31-2011
Land Development Commercial	12-31-2011
Commercial Building Construction	TBD

, subject to adjustments of this Contract Time as provided in the Contract Documents.
(Paragraph deleted)

ARTICLE 5 CONTRACT SUM

§ 5.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor's performance of the Contract. The Contract Sum is the actual Cost of the Work as defined in Article 7 plus the Contractor's Fee.

§ 5.1.1 The Contractor's Fee:
8% Computed as 8% of the Cost of the Work. Parties agree that as an inducement for Contractor using a fee of 8% for the above listed Work(Stanley Project), Contractor will be the contractor of choice by the Owner for additional work and the Contractor will be paid a fee of 8% for this additional work which includes Kenmare Project, Stanley Pasture Project, Plaza Project, and Columbus Project. The Crosby Project will be added upon acquisition of the Crosby Project land..

§ 5.1.2 The method of adjustment of the Contractor's Fee for changes in the Work:

Fee is calculated as 8% on any additional work subject to 5.1.1 above.

§ 5.1.3 Limitations, if any, on a Subcontractor's overhead and profit for increases in the cost of its portion of the Work:

N/A

§ 5.1.4 Rental rates for Contractor-owned equipment shall not exceed 100 percent (100 %) of the standard rate paid at the place of the Project Contractor will not use Contractor-owned equipment and change rental rates to Owner without written approval from the Owner.

(Table deleted)
(Paragraphs deleted)

§ 5.2 CONTROL ESTIMATE

§ 5.2.1 The Contractor shall prepare and submit to the Owner, in writing, a Control Estimate within 14 days of executing this Agreement. The Control Estimate shall include the estimated Cost of the Work plus the Contractor's

Fee. The Control Estimate shall be used to monitor actual costs and the timely performance of the Work. The Contractor shall update the Control Estimate with each Application for Payment as needed to reflect changes in the Work.

§ 5.2.2 The Control Estimate shall include

.1 the documents enumerated in Article 16, including all Addenda thereto, and the Conditions of the Contract;

.2 a list of the clarifications and assumptions made by the Contractor in the preparation of the Control Estimate, including assumptions under Section 5.2.4, to supplement the information provided by the Owner and contained in the Drawings and Specifications;

.3 a statement of the estimated Cost of the Work organized by trade categories or systems and the Contractor's Fee;

.4 a project schedule indicating proposed Subcontractors, activity sequences and durations, milestone dates for receipt and approval of pertinent information, schedule of shop drawings and samples, procurement and delivery of materials or equipment requiring long-lead time, and the Owner's occupancy requirements showing portions of the Project having occupancy priority; and

.5 contingencies for further development of design and construction as required by Section 5.2.4.

§ 5.2.3 The Contractor shall meet with the Owner to review the Control Estimate. In the event that the Owner discovers any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Contractor, who shall make appropriate adjustments to the Control Estimate. When the Control Estimate is acceptable to the Owner, the Owner shall acknowledge it in writing. The Owner's acceptance of the Control Estimate does not imply that the Control Estimate constitutes a Guaranteed Maximum Price.

§ 5.2.4 To the extent that the Drawings and Specifications are anticipated to require further development , the Contractor shall provide in the Control Estimate for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated in a revised Control Estimate by mutual agreement of the parties.

§ 5.2.5 The Contractor shall develop and implement a detailed system of cost control that will provide the Owner with timely information as to the anticipated total Cost of the Work. The cost control system shall compare the Control Estimate with the actual cost for activities in progress and estimates for uncompleted tasks and proposed changes. This information shall be reported to the Owner, in writing, no later than the Contractor's first Application for Payment and shall be revised and submitted with each Application for Payment.

ARTICLE 6 CHANGES IN THE WORK

§ 6.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing. The Contractor shall be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work. The Contractor shall incorporate all changes in the Work and Contract Time as separate entries in the Control Estimate.

§ 6.2 Increased costs for the items set forth in Article 7 which result from changes in the Work shall become part of the Cost of the Work, and the Contractor's Fee shall be adjusted as provided in Article 5.

§ 6.3 If the Contractor receives any drawings, specifications, interpretations or instructions from the Owner which are inconsistent with the Contract Documents, or encounters unanticipated conditions, any of which will result in a significant change in the Cost of the Work or estimated date of Substantial Completion in comparison with the Control Estimate, the Contractor shall promptly notify the Owner in writing and shall not proceed with the affected Work until the Contractor receives further written instructions from the Owner.

§ 6.4 If no specific provision is made in Article 5 for adjustment of the Contractor's Fee in the case of changes in the Work, or if the extent of changes is such, in the aggregate, that application of the adjustment provisions of Article 5 will cause substantial inequity to the Owner or Contractor, the Contractor's Fee shall be equitably adjusted on the same basis that was used to establish the Fee for the original Work.

ARTICLE 7 COSTS TO BE REIMBURSED

§ 7.1 COST OF THE WORK

§ 7.1.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

§ 7.1.2 Where any cost is subject to the Owner's prior approval, the Contractor shall obtain this approval prior to incurring the cost. The parties shall endeavor to identify any such costs prior to executing this Agreement.

§ 7.2 LABOR COSTS

§ 7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's prior approval, at off-site workshops.

§ 7.2.2 Wages or salaries of the Contractor's supervisory and administrative personnel when stationed at the site with the Owner's prior approval. This amount will be included in the General Conditions budget furnished to the Owner.

§ 7.2.3 Wages and salaries of the Contractor's supervisory or administrative personnel engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

§ 7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections 7.2.1 through 7.2.3.

§ 7.2.5 Bonuses, profit sharing, incentive compensation and any discretionary payments paid to anyone hired by the Contractor or paid to any Subcontractor or vendor, with the Owner's prior approval.

§ 7.3 SUBCONTRACT COSTS

Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

§ 7.4 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

§ 7.4.1 Costs including transportation and storage at the site of materials and equipment incorporated, or to be incorporated, in the completed construction.

§ 7.4.2 Costs of materials described in the preceding Section 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner's property at the completion of the Work or, at the Owner's option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 7.5 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

§ 7.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Contractor shall mean fair market value.

§ 7.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Contractor at the site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost of any Contractor-owned item may not exceed the purchase price of a comparable item. Rates of Contractor-owned equipment and quantities of equipment shall be subject to the Owner's prior approval.

§ 7.5.3 Costs of containment and removal of debris from the site of the Work and its proper and legal disposal.

Init.

/

§ 7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

§ 7.5.5 Costs of materials and equipment stored off-site at a mutually acceptable location, with the Owner's prior approval.

§ 7.6 MISCELLANEOUS COSTS

§ 7.6.1 Premiums for that portion of insurance required by the Contract Documents that can be directly attributed to this Contract. .

§ 7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Contractor is liable.

§ 7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections the Contractor is required by the Contract Documents to pay.

§ 7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by other provisions of the Contract Documents, and which do not fall within the scope of Section 7.7.3. If such procedures for testing, inspection or approval reveal failure of the portions of the Work to comply with requirements established by the Contract Documents, all costs made necessary by such failure including those of repeated procedures shall be at the Contractor's expense.

§ 7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent. Such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor's Fee, however. If such royalties, fees and costs are excluded by other provisions of the Contract Documents, they shall not be included in the Cost of the Work.

§ 7.6.6 Costs for electronic equipment and software, directly related to the Work with the Owner's prior approval.

§ 7.6.7 Deposits lost for causes other than the Contractor's negligence or failure to fulfill a specific responsibility in the Contract Documents.

§ 7.6.8 Legal, mediation and arbitration costs, including attorneys' fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor after the execution of this Agreement in the performance of the Work and with the Owner's prior approval, which shall not be unreasonably withheld.

§ 7.6.9 Subject to the Owner's prior approval, expenses incurred in accordance with the Contractor's standard written personnel policy for relocation and temporary living allowances of the Contractor's personnel required for the Work.

§ 7.6.10 That portion of the reasonable expenses of the Contractor's supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

§ 7.7 OTHER COSTS AND EMERGENCIES

§ 7.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.

§ 7.7.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property.

§ 7.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Contractor, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Contractor and only to the extent that the cost of repair or correction is not recovered by the Contractor from insurance, sureties, Subcontractors, suppliers, or others.

§ 7.8 RELATED PARTY TRANSACTIONS

§ 7.8.1 For purposes of Section 7.8, the term "related party" shall mean a parent, subsidiary, affiliate or other entity having common ownership or management with the Contractor; any entity in which any stockholder in, or management employee of, the Contractor owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Contractor. The term "related party" includes any member of the immediate family of any person identified above.

§ 7.8.2 If any of the costs to be reimbursed arise from a transaction between the Contractor and a related party, the Contractor shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Contractor shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Article 10. If the Owner fails to authorize the transaction, the Contractor shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Article 10.

ARTICLE 8 COSTS NOT TO BE REIMBURSED

§ 8.1 The Cost of the Work shall not include the items listed below:

.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Section 7.2, or as may be provided in Article 15;

.2 Expenses of the Contractor's principal office and offices other than the site office;

.3 Overhead and general expenses, except as may be expressly included in Article 7;

.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work;

.5 Except as provided in Section 7.7.3 of this Agreement, costs due to the negligence or failure of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract; and

.6 Any cost not specifically and expressly described in Article 7.

ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS

§ 9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts and, rebates shall accrue to the Owner and Contractor equally, and the Contractor shall make provisions so that they can be obtained. Amounts received from refunds and sales of surplus materials and equipment shall accrue to the Owner, It is understood split arrangement for rebates will not apply to rebates earned and received on behalf of Annabelle Supply, LLC.

§ 9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 9.1 shall be credited to the Owner as a deduction from the Cost of the Work. Amounts that accrue to the Owner and Contractor shall be divided equally between the Owner and the Contractor.

ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS

§ 10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons from whom, or entities from which, the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Owner. The Owner shall then determine, with the advice of the Contractor t, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

§ 10.2 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a cost-plus a fee basis, the Contractor shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Contractor in Article 11, below.

ARTICLE 11 ACCOUNTING RECORDS

The Contractor shall keep full and detailed records and accounts related to the cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, the Contractor's records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor's proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Contractor shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12 PAYMENTS

§ 12.0 DEPOSIT PAYMENTS

§ 12.0.1 INITIAL DEPOSIT - Owner will make an initial deposit to Contractor of $85,000 to begin the planning and bidding of the homebuilding portion of the project. This fee will be applied as follows:

A. $35,000 to Contractor for project management through May 1, 2011. Provided construction or construction deposits for SIPS have started by May 1, 2011 Contractor management fee after May 1, 2011, will be included in the 8% fee.

B. $10,000 as payment to Theo Chalgren and William O'Neil as payment for services to date. This $10,000 will be refunded to Owner upon the completion of 20 houses by Contractor.

C. $40,000 for out of pocket costs thru April 30, 2011 for project manager and location costs, etc incurred. This amount will be supported by open book accounting for charges billed against the budget. This amount will be refunded to Owner upon completion of 28 homes.

§ 12.0.2 SINGLE FAMILY 28 HOMES MOBILIZATION and MATERIAL DEPOSIT - Owner will deposit $200,000 with the Contractor to cover initial charges for mobilization and materials for Contractor and subcontractors prior to Contractor beginning work on the 28 single family home portion of this contract. This deposit will be repaid at $20,000 per house as houses 19 through 28 are completed.

§ 12.0.3 LAND DEVELOPMENT MOBILIZATION and MATERIAL DEPOSIT - Owner will deposit $100,000 with the Contractor to cover initial charges for mobilization and materials for Contractor and subcontractors prior to Contractor beginning work on the Land Development portion of this contract. This deposit will be repaid from the Application for Payment pertaining to the paving portion of the Land Development.

§ 12.0.4 COMMERCIAL BUILDING MOBILIZATION and MATERIAL DEPOSIT - Owner and Contractor will determine this deposit at a later date and attach an amendment to this contract as an exhibit.

PROGRESS PAYMENTS

§ 12.1 PROGRESS PAYMENTS

§ 12.1.1 Based upon Applications for Payment submitted to the Owner by the Contractor, , the Owner shall make progress payments on account of the Contract to the Contractor as provided below and elsewhere in the Contract Documents.

§ 12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or semi-monthly for specific subcontractors as approved by the Owner and Contractor.

§ 12.1.3 Owner shall make payment of the certified amount to the Contractor not later than five (5) working days after receipt of an Application for Payment.

§ 12.1.4 With each Application for Payment, the Contractor shall submit the cost control information required in Section 5.2.5 along with evidence required by the Owner which can include but is not limited to payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached.

§ 12.1.5 Applications for Payment shall show the Cost of the Work actually incurred by the Contractor through the end of the period covered by the Application for Payment and for which the Contractor has (1) made actual payments or (2) intends to make actual payment prior to the next Application for Payment. Payments made by Owner for items included in (2) will be reconciled by Contractor with actual payments made prior to the next subsequent Application for Payment. If actual payments are less than the amounts included in the previous Application for Payment, the difference will be deducted from the current Application for Payment. If actual payments are more than the amounts included in the previous Application for Payment, the difference will be added to the current Application for Payment.

§ 12.1.6 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1 Take the Cost of the Work as described in Article 7 and 12.1.5 above for the period covered by the Application for Payment;

.2 Add the Contractor's Fee. The Contractor's Fee shall be computed upon the Cost of the Work described in the preceding Section 12.1.6.1 at the rate stated in Section 5.1.1.

.3 Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Section 12.1.4 or resulting from errors subsequently discovered by the Owner's auditors in such documentation; and

.4 Subtract amounts, if any, for which the Owner has withheld or withdrawn a Certificate for Payment as provided in the Contract Documents.

§ 12.1.7 The Owner and Contractor shall agree upon (1) a mutually acceptable procedure for review and approval of payments to Subcontractors and (2) the percentage of retainage held on Subcontracts, and the Contractor shall execute subcontracts in accordance with those agreements.

§ 12.1.8 In taking action on the Contractor's Applications for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Owner has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 12.1.4 or other supporting data; that the Owner has made exhaustive or continuous on-site inspections; or that the Owner has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's auditors acting in the sole interest of the Owner.

§ 12.2 FINAL PAYMENT

§ 12.2.1 Final payment, constituting the entire unpaid balance of the Contract , shall be made by the Owner to the Contractor when

- **.1** the Contractor has fully performed the Contract except for the Contractor's responsibility to correct Work, and to satisfy other requirements, if any, which extend beyond final payment; and
- **.2** the Contractor has submitted a final accounting for the Cost of the Work and a final Application for Payment.

§ 12.2.2 The Owner's auditors will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Owner by the Contractor. Based upon such Cost of the Work as the Owner's auditors report to be substantiated by the Contractor's final accounting, and provided the other conditions of Section 12.2.1 have been met, the Owner will, within seven days after receipt of written report of the Owner's auditors, either issue final Payment or notify the Contractor the Owner's reasons for withholding final payment.

§ 12.2.3 If the Owner's auditors report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to request mediation of the disputed amount. A request for mediation shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Owner's final Certificate for Payment. Failure to request mediation within this 30-day period shall result in the substantiated amount reported by the Owner's auditors becoming binding on the Contractor. Pending a final resolution of the disputed amount, the Owner shall pay the Contractor the amount certified in the Owner's final Certificate for Payment.

§ 12.2.4 The Owner's final payment to the Contractor shall be made no later than 30 days after the final Application for Payment is submitted by Contractor.

§ 12.2.5 If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment.

ARTICLE 13 DISPUTE RESOLUTION

§ 13.1 BINDING DISPUTE RESOLUTION

For any Claim subject to, but not resolved by, mediation , the method of binding dispute resolution shall be as follows:

(Paragraphs deleted)

[X] Arbitration: The Parties may elect to retain a mutually selected arbitrator, or conduct the arbitration in accordance with the Construction Industry Dispute Resolution Procedures of the American Arbitration Association in effect at such time.

(Paragraphs deleted)

ARTICLE 14 TERMINATION OR SUSPENSION

§ 14.1 Subject to the provisions of Section 14.2 below, the Contract may be terminated by the Owner or the Contractor as provided in Exhibit I .

§ 14.2 The Contract may be terminated by the Owner for cause or for convenience as provided in Exhibit I ,however, the Owner shall then only pay the Contractor an amount calculated as follows:

- **.1** Take the Cost of the Work incurred by the Contractor to the date of termination;
- **.2** Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1.1 or, if the Contractor's Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

.3 Subtract the aggregate of previous payments made by the Owner.

§ 14.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Section 14.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 14, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

§ 14.4 The Work may be suspended by the Owner as provided in Exhibit I, in such case, the Contract Sum and Contract Time shall be increased as provided in Exhibit I, except that the term "profit" shall be understood to mean the Contractor's Fee as described in Sections 5.1.1 and 6.4 of this Agreement.

ARTICLE 15 MISCELLANEOUS PROVISIONS

§ 15.1 Where reference is made in this Agreement to a provision of another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

§ 15.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.
(Paragraphs deleted)
§ 15.3 The Owner's representative:
(Name, address and other information)

§ 15.4 The Contractor's representative:

Paul Kalkbrenner, CEO
Bundled Builder Solutions, Inc.
8776 E. Shea Blvd. Suite B3A-615
Scottsdale AZ. 85260

480-968-0207 ext 323 Office
602-531-7213 Cell

§ 15.5 Neither the Owner's nor the Contractor's representative shall be changed without ten days' written notice to the other party.

§ 15.6 Other provisions:

ARTICLE 16 ENUMERATION OF CONTRACT DOCUMENTS

§ 16.1 The Contract Documents are enumerated in the sections below.

§ 16.1.1 The Agreement is this executed AIA Document A103–2007, Standard Form of Agreement Between Owner and Contractor.

(Paragraph deleted)
§ 16.1.3 The Supplementary and other Conditions of the Contract:

Document	Title	Date	Pages

§ **16.1.4** The Specifications:
(Either list here or refer to an exhibit attached to this Agreement)

Section	Title	Date	Pages

§ **16.1.5** The Drawings:
(Either list here or refer to an exhibit attached to this Agreement)

Number	Title	Date

§ **16.1.6** The Addenda, if any:

Number	Date	Pages

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 16.

§ **16.1.7** Additional documents, if any, forming part of the Contract Documents:
(Paragraphs deleted)

1 Other documents, if any, listed below:

ARTICLE 17 INSURANCE

The Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located such insurance as set forth below:

Type of insurance or bond	Limit of liability
General Liability	$1,000,000 each occurrence ; $2,000,000 aggregate

Certificates of insurance acceptable to the Owner shall be filed with the Owner prior to commencement of the Work and thereafter upon renewal or replacement of each required policy of insurance. These certificates and the insurance policies required by this Section shall contain a provision that coverages afforded under the policies will not be canceled or allowed to expire until at least 30 days' prior written notice has been given to the Owner
The Contractor shall cause the commercial liability coverage required by the Contract Documents to include (1) the Owner, as additional insured for claims caused in whole or in part by the Contractor's negligent acts or omissions during the Contractor's operations; and (2) the Owner as an additional insured for claims caused in whole or in part by the Contractor's negligent acts or omissions during the Contractor's completed operations.

The Owner shall be responsible for purchasing and maintaining the Owner's usual liability insurance.

Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder's risk "all-risk" or equivalent policy form in the amount of the initial Contract Sum, plus value of subsequent Contract Modifications and cost of materials supplied or installed by others, comprising total value for the entire Project at the site on a replacement cost basis without optional

deductibles. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than the Owner has an insurable interest in the property required by this Section to be covered, whichever is later. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.

Property insurance shall be on an "all-risk" or equivalent policy form and shall include, without limitation, insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Contractor's services and expenses required as a result of such insured loss.

The Owner and Contractor waive all rights against (1) each other and any of their subcontractors, sub-subcontractors, agents and employees, each of the other, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner as fiduciary. The Owner or Contractor, as appropriate, shall require of the subcontractors, sub-subcontractors, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.

ARTICLE 18 INDEMNIFICATION

To the fullest extent permitted by law the Contractor and Owner shall indemnify and hold harmless each other from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself), but only to the extent caused by the negligent acts or omissions of the Contractor, Owner, a Subcontractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity that would otherwise exist as to a party or person described in this Section .

This Agreement entered into as of the day and year first written above.

OWNER	**CONTRACTOR**
(Signature)	*(Signature)*
DEAN J. BROSSIS, Partner	Paul Kalkbrenner, President / CEO
(Printed name and title)	*(Printed name and title)*

EXHIBIT I

Article 14 of AIA Document A201–2007

ARTICLE 14 TERMINATION OR SUSPENSION OF THE CONTRACT

§ 14.1 TERMINATION BY THE CONTRACTOR

§ 14.1.1 The Contractor may terminate the Contract if the Work is stopped for a period of 30 consecutive days through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, for any of the following reasons:

- **.1** Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;
- **.2** An act of government, such as a declaration of national emergency that requires all Work to be stopped;
- **.3** Because the Architect has not issued a Certificate for Payment and has not notified the Contractor of the reason for withholding certification as provided in Section 9.4.1, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Contract Documents; or
- **.4** The Owner has failed to furnish to the Contractor promptly, upon the Contractor's request, reasonable evidence as required by Section 2.2.1.

§ 14.1.2 The Contractor may terminate the Contract if, through no act or fault of the Contractor or a Subcontractor, Sub-subcontractor or their agents or employees or any other persons or entities performing portions of the Work under direct or indirect contract with the Contractor, repeated suspensions, delays or interruptions of the entire Work by the Owner as described in Section 14.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

§ 14.1.3 If one of the reasons described in Section 14.1.1 or 14.1.2 exists, the Contractor may, upon seven days' written notice to the Owner and Architect, terminate the Contract and recover from the Owner payment for Work executed, including reasonable overhead and profit, costs incurred by reason of such termination, and damages.

§ 14.1.4 If the Work is stopped for a period of 60 consecutive days through no act or fault of the Contractor or a Subcontractor or their agents or employees or any other persons performing portions of the Work under contract with the Contractor because the Owner has repeatedly failed to fulfill the Owner's obligations under the Contract Documents with respect to matters important to the progress of the Work, the Contractor may, upon seven additional days' written notice to the Owner and the Architect, terminate the Contract and recover from the Owner as provided in Section 14.1.3.

§ 14.2 TERMINATION BY THE OWNER FOR CAUSE

§ 14.2.1 The Owner may terminate the Contract if the Contractor

- **.1** repeatedly refuses or fails to supply enough properly skilled workers or proper materials;
- **.2** fails to make payment to Subcontractors for materials or labor in accordance with the respective agreements between the Contractor and the Subcontractors;
- **.3** repeatedly disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority; or
- **.4** otherwise is guilty of substantial breach of a provision of the Contract Documents.

§ 14.2.2 When any of the above reasons exist, the Owner, upon certification by the Initial Decision Maker that sufficient cause exists to justify such action, may without prejudice to any other rights or remedies of the Owner and after giving the Contractor and the Contractor's surety, if any, seven days' written notice, terminate employment of the Contractor and may, subject to any prior rights of the surety:

- **.1** Exclude the Contractor from the site and take possession of all materials, equipment, tools, and construction equipment and machinery thereon owned by the Contractor;
- **.2** Accept assignment of subcontracts pursuant to Section 5.4; and
- **.3** Finish the Work by whatever reasonable method the Owner may deem expedient. Upon written request of the Contractor, the Owner shall furnish to the Contractor a detailed accounting of the costs incurred by the Owner in finishing the Work.

§ 14.2.3 When the Owner terminates the Contract for one of the reasons stated in Section 14.2.1, the Contractor shall not be entitled to receive further payment until the Work is finished.

§ 14.2.4 If the unpaid balance of the Contract Sum exceeds costs of finishing the Work, including compensation for the Architect's services and expenses made necessary thereby, and other damages incurred by the Owner and not expressly waived, such excess shall be paid to the Contractor. If such costs and damages exceed the unpaid balance, the Contractor shall pay the difference to the Owner. The amount to be paid to the Contractor or Owner, as the case may be, shall be certified by the Initial Decision Maker, upon application, and this obligation for payment shall survive termination of the Contract.

§ 14.3 SUSPENSION BY THE OWNER FOR CONVENIENCE

§ 14.3.1 The Owner may, without cause, order the Contractor in writing to suspend, delay or interrupt the Work in whole or in part for such period of time as the Owner may determine.

§ 14.3.2 The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption as described in Section 14.3.1. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent

- **.1** that performance is, was or would have been so suspended, delayed or interrupted by another cause for which the Contractor is responsible; or
- **.2** that an equitable adjustment is made or denied under another provision of the Contract.

§ 14.4 TERMINATION BY THE OWNER FOR CONVENIENCE

§ 14.4.1 The Owner may, at any time, terminate the Contract for the Owner's convenience and without cause.

§ 14.4.2 Upon receipt of written notice from the Owner of such termination for the Owner's convenience, the Contractor shall

- **.1** cease operations as directed by the Owner in the notice;
- **.2** take actions necessary, or that the Owner may direct, for the protection and preservation of the Work; and
- **.3** except for Work directed to be performed prior to the effective date of termination stated in the notice, terminate all existing subcontracts and purchase orders and enter into no further subcontracts and purchase orders.

§ 14.4.3 In case of such termination for the Owner's convenience, the Contractor shall be entitled to receive payment for Work executed, and reasonable costs incurred by reason of such termination. In the event of such termination the

Contractor shall, in a commercially reasonable and diligent manner, wind-down the current subset of work. Contractor shall receive reasonable payment and costs for any such ameliorative waste.

(Table deleted)(Paragraphs deleted)(Paragraphs deleted)